Exhibit 10.2

DEVELOPMENT AGREEMENT FOR

WISCONSIN DELLS ADDITION

THIS AGREEMENT is made and entered into as of this 11 day of October, 2005 (the “Effective Date”) by and between CNL INCOME GW WI-DEL, LP, a Delaware limited partnership (the “Owner”), and GREAT BEAR LODGE OF WISCONSIN DELLS, LLC, a Delaware limited liability company (the “Developer”).

W I T N E S S E T H:

WHEREAS, Developer, Great Bear Lodge of Sandusky, LLC, a Delaware limited Liability company, Great Wolf Resorts, Inc., a Delaware corporation (“Wolf”), and CNL Income Partners, LP, a Delaware limited partnership (“CNL”), entered into that certain Venture Formation and Contribution Agreement dated October 3, 2005 (the “Formation Agreement”) which contemplates, among other things, the formation of Owner and the transfer by Developer to Owner of title to the real property more particularly described on Exhibit “A” attached hereto and all fixtures, buildings, structures, parking areas, and other improvements presently located thereon, including, without limitation, a three hundred nine (309) room hotel, an approximately thirty-eight thousand (38,000) square foot indoor water-park component, an approximately ten thousand (10,000) square foot outdoor water-park component and all restaurant, bar, gift shop, casual dining and spa facilities located thereon (the “Improvements”), all located in Sauk County, Wisconsin, and commonly referred to as the “Great Wolf Lodge-Wisconsin Dells” (hereinafter referred to as the “Property”); and

WHEREAS, simultaneously with the execution of this Agreement, the Property has been contributed to Owner pursuant to the Formation Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, the Wolf Partner (as defined in the Formation Agreement), an affiliate of Developer, has sold all of the general and certain of the limited partnership interests in Owner to an affiliate of CNL; and

WHEREAS, prior to the contribution of the Property to Owner and the sale of all of the general and certain of the limited partnership interests by Wolf Partner, Developer commenced development of an approximately 35,000 square foot addition to the indoor water-park component of the Improvements which addition includes a wave pool and other amenities and features (the “Project”); and

WHEREAS, the value allocated to the Property pursuant to the Formation Agreement and the sums of money simultaneously distributed to Wolf Partner pursuant to the Partnership Agreement (as such term is defined in the Formation Agreement) were based upon the value of the Property upon the satisfactory completion of the development of the Project; and

WHEREAS, Developer has received a direct benefit from the transactions contemplated by the Formation Agreement including, without limitation, the sale of the general and limited partnership interests to CNL; and

WHEREAS, the execution of this Agreement by Developer constitutes consideration to CNL for CNL entering into and consummating the transactions contemplated by the Formation Agreement including, without limitation, the purchase of the general and limited partnership interests from Wolf Partner, without which consideration CNL would not have entered into and consummated the transactions contemplated by the Formation Agreement; and

WHEREAS, the parties to the Formation Agreement have established as of the date hereof an escrow account (the “Construction Account”) in which an amount equal to one hundred twenty percent (120%) of the budgeted cost of the remaining construction of the Project has been escrowed to be disbursed pursuant to this Agreement; and

WHEREAS, Developer has agreed to complete development of the Project; and

WHEREAS, Owner and Developer desire to enter into this Agreement to ensure the timely and complete development of the Project and the funding of the same.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The foregoing recitals are true and correct, and are incorporated herein by this reference.

2. Definitions.

a. The term “Budget” shall mean that certain budget for the construction of the Project attached hereto as Exhibit “B”.

b. The term “Closing” shall mean the date Owner acquired title to the Property pursuant to the Formation Agreement.

c. The term “Collateral Assignment” shall mean the collateral assignment of all Working Drawings, Permits, Warranties, construction contracts and all other documents relating to the development and construction of the Project executed by Developer in favor of Owner of even date herewith a copy of which is attached hereto as Exhibit “C”.

d. The term “Completed” or “Completion” of the Project shall mean completion of construction of the Project materially in accordance with the Working Drawings (except for Punchlist Items, as defined herein) and the issuance of a Certificate of Occupancy for the Project.

e. The term “Construction Contract” shall mean the general contract between Developer and the general contractor attached hereto as Exhibit “D”.

f. The term “Cost Overruns” shall mean any construction costs in excess of the amounts set forth on the Budget for such line item and any unbudgeted cost of completing construction of the Project, excluding the contingency line items.

g. The term “Cost Savings” shall mean any savings realized because the actual cost of construction of any line item on the Budget is less than the amount set forth on the Budget for such line item, excluding the contingency line items.

h. The term “Final Plan” shall have the meaning ascribed to it in Section 5(a)(i) hereof.

i. The term “General Contractor” shall mean Kraemer Brothers LLC.

j. The term “Legal Requirements” shall mean all applicable zoning, subdivision, land use, building construction, landmark, occupational health and safety, environmental and pollution control laws, statutes, codes, ordinances, and regulations.

k. The term “Major Subcontract(s)” shall mean a contract between Developer and a contractor or between the General Contractor and a subcontractor for the construction of the Project which has a face value of at least $50,000.

l. The term “Net Cost Overruns” shall mean the amount by which aggregate Cost Overruns exceed aggregate Costs Savings.

m. The term “Permits” shall mean a building permit and all other permits required by any governmental agency having jurisdiction over the Property, authorizing the construction of the Project.

n. The term “Project Plan” shall mean collectively the Budget, the Final Plan, the Working Drawings and the Project Schedule, all as defined herein.

o. The term “Project Schedule” shall mean that certain development schedule for the Completion of the Project, proposed draw request schedules and the expected dates of completion, which schedule is attached hereto as Exhibit “E”.

p. The term “Punchlist Items” shall mean only minor details of construction or decoration which remain to be done which do not unreasonably prevent the use of the Project for its intended purpose.

q. The term “Warranties” shall mean any and all warranties or guarantees provided by any contractor, supplier, or manufacturer in connection with the development and construction of the Project, including without limitation, any warranties or guarantees (i) contained in the Construction Contract; (ii) warranting or guaranteeing workmanship on the Project; (iii) associated with any roof(s) on the Project, or (iv) warranting or guaranteeing any equipment, fixtures, or appliances supplied or incorporated to the Project.

r. The term “Working Drawings” shall mean all working construction plans, specifications and drawings required for the construction of the Project.

3. Appointment. Owner hereby appoints and employs Developer as an independent contractor for the development of the Project in accordance with the Project Plan. Developer hereby accepts such appointment and employment and shall perform and fully discharge all of its duties, responsibilities and obligations set forth herein diligently, promptly and in full compliance with the provisions hereof. It is expressly understood and agreed by the parties hereto that the Developer shall deliver the Project to Owner substantially in accordance with the Project Plan. Developer may not incur debt or liabilities on Owner’s behalf. Developer hereby accepts such appointment and employment and shall perform and fully discharge all of its duties, responsibilities and obligations set forth herein diligently, promptly and in full compliance with the provisions hereof. Developer hereby acknowledges the collateral assignment to Owner of all Working Drawings, Permits, Warranties, construction contracts and all other documents associated with or useful in the construction of the Project pursuant to the Collateral Assignment, to which Developer or any affiliate of Developer is a party or of which Developer or any affiliate of Developer is a beneficiary, and which is assignable and in the event that any such contracts are not assignable without the counter-party’s consent, Developer shall obtain such consent.

4. Term. The term of this Agreement shall commence on the Effective Date and shall, unless sooner terminated as herein provided, terminate upon Completion.

5. Scope of Developer’s Work. Developer shall develop and construct the Project in accordance with the Project Plan. In that regard, Developer’s duties, obligations and responsibilities shall include, but not be limited to the following services for Owner in connection with the development and construction of the Project.

a. Project Plan.

(i) Developer has caused the final site plan attached hereto as Exhibit “F” (the “Final Plan”) to be prepared for the Project. Based upon the Final Plan, Developer has engaged engineers and other professionals to perform site investigations in order to determine the physical and legal feasibility of the development of the Project. Such investigations have been completed in a satisfactory manner and construction of the Project has commenced. Prior to execution of this Agreement, Developer has delivered to the Owner the Project Plan, and a summary of the findings of the investigation completed through such date.

b. Due Diligence. Prior to the date hereof or simultaneously herewith, Developer has coordinated and delivered to Owner all material due diligence materials it obtained on and in connection with the Project.

c. Construction of the Project. The parties to this Agreement agree and acknowledge that the Working Drawings are not final as of the date hereof. Developer shall promptly commence and diligently pursue to completion the construction of the Project substantially in accordance with the Working Drawings as of the date of this Agreement, which Working Drawings shall not be materially changed without the consent of Owner (other than to finalize the Working Drawings in a manner consistent with the Working Drawings as of the date hereof and to implement the Working Drawings as so finalized), which consent may be withheld by Owner in its reasonable discretion, and with all applicable ordinances and statutes and in accordance with all Legal Requirements.

d. Contracts and Agreements. Developer shall (i) execute all contracts and agreements with architects, the General Contractor, the surveyor and engineers, (ii) act as the Project representative with respect to any such contract; (iii) provide a complete, fully executed original counterpart of each such contract entered into prior to the date hereof to Owner; and (iv) provide a complete, fully executed original counterpart of each such contract entered into as of or after the date hereof to Owner prior to the commencement of work or delivery of materials pursuant to such contract. Developer shall provide Owner with a copy of an executed Major Subcontract within ten (10) days of full execution.

e. Construction. Developer shall promptly commence and diligently pursue to Completion the construction of the Project substantially in accordance with the Project Plan and this Agreement.

f. Payments. Developer shall receive, review and approve requests for payment from contractors, consultants and other vendors of the Project prior to submittal of an advance request to Owner.

6. Authority of Developer; Designated Personnel. Owner hereby grants Developer the power and authority to perform the services required to be performed by Developer hereunder, and Developer agrees to perform same, in a manner consistent with the prevailing standard for developers of similar projects.

7. Inspections. The Owner shall have the right, during the construction of the Project, to inspect it at any reasonable time and to reject and require to be replaced any materials or workmanship that do not substantially comply with the Working Drawings. It is agreed that all inspection services rendered by Owner’s officers or agents shall be rendered solely for the protection and benefit of the Owner. The Owner, its officers, or agents, shall not be liable for the failure of any dealer, contractor, craftsman or laborer to deliver the goods or perform the services to be delivered or performed by them. If Owner so desires, Owner may or Owner may engage a third party Inspecting Engineer (the “Inspecting Engineer”) to: (i) review and approve any changes to the Working Drawings, (ii) perform a construction cost analysis for the Owner, (iii) determine whether Developer has obtained the appropriate regulatory approvals, (iv) inspect and approve all construction, (v) approve all requests for disbursements, and (vi) conduct monthly inspections of the work on the Project. All costs incurred in connection with the services of Inspecting Engineer shall be paid for by the Owner.

8. Supervising Architect. At all times there shall be a supervising architect employed to supervise the construction of the Project. At the request of the Developer, Owner has approved Architectural Design Consultants, Inc. as the supervising architect (the “Supervising Architect”). Upon completion of the Project the Supervising Architect must issue a final certificate of completion certifying that the Project has been completed substantially in accordance with the Working Drawings, and that such Working Drawings comply with the Legal Requirements in all material respects.

9. Completion Date. Developer shall use all reasonable and diligent efforts to cause the Project to be Completed on or before March 31, 2006, and shall in any event cause the Project to be Completed on or before May 31, 2006, subject to delays caused by Force Majeure (the “Completion Date”), however, even in the event of delays cause by Force Majeure, no later than September 30, 2006. In the event that the Project is not Completed on or before March 31, 2006, all liquidated damages due and payable to Developer or any of its Affiliates by the General Contractor or any other contractor shall be promptly collected by Developer and delivered to Owner upon receipt thereof. For the purposes hereof, the term “Force Majeure” shall mean delays caused by reason of strikes, casualties, failure of utilities, riots, insurrection or Acts of God, beyond the reasonable control of a party.

10. Use and Disbursement of Funds.

a. Use of Funds. The Developer agrees that the proceeds disbursed to it hereunder are to be used solely for and in connection with the Project including the payment of material bills, labor and other uses and purposes all as contemplated pursuant to the Budget, or as otherwise approved by Owner.

b. Calculation of Advance. Advances shall consist of (a) the amounts payable by Developer pursuant to the Construction Contract and all other construction contracts, and (b) all other sums shown in the Budget, payable by or on behalf of Developer in connection with the Project. The aggregate amount of the advances will be the total of sums actually paid or incurred by Developer for each of the cost line items specified in the Budget, but in no event will the advances exceed the total of all sums allocated to such cost line items in the Budget. Notwithstanding anything herein to the contrary, Owner in its sole discretion shall have the right, but shall not be obligated, to authorize any advance, in whole or in part, before it becomes due and to authorize the increase, decrease, reallocation or reapplication of the amount of the funds to be disbursed for each item set forth in the Budget, provided, however, that no such approval shall be required in connection with reallocating funds from the contingency line items in the Budget to any other line item. To the extent that the value of the executed contract with the General Contractor exceeds the amount set forth in the line item in the Budget for such contract, funds shall be reallocated from the contingency line items in the budget to the line item for the contract with the General Contractor. Upon such reallocation, the remaining balance escrowed in connection with the contingency line items in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) shall be released from escrow and paid to Developer; provided, however, that such release shall be conditioned upon the funds escrowed in connection with the line item in the Budget for the contract with the General Contractor being equal to one hundred twenty percent (120%) of the line item in the Budget for such contract. Owner shall not be obligated to authorize advances for construction costs more than the lesser of (a) the sum of (i) the cost of the work or materials incorporated into the Project, (ii) the costs of any deposits paid in connection with work or materials to be incorporated into the Project, and (iii) the cost of any materials purchased but not yet incorporated into the Project, provided however, that all such materials must, to the extent practical, be stored on-site at the Project, and to the extent not practical, must be under the control of Developer and stored off-site in a lien-free manner at a secure facility to which Owner shall be granted access upon its request, or (b) the sum of (i) the percentage of the work in place multiplied by the estimated total cost of the construction of the Project, as determined from time to time by Owner or Owner’s Inspecting Engineer, (ii) the costs of any deposits paid in connection with work or materials to be incorporated into the Project, and (iii) the cost of any materials purchased but not yet incorporated into the Project (subject to the limitations set forth in clause (a) above), all less the amount by which such estimated total cost exceeds the Budget and less the aggregate amount of advances theretofore made, all as approved for payment by Owner.

c. Method of Disbursement.

(i) Upon request from Developer, made no more frequently than once per month, Owner shall advance to Developer from the Construction Account costs and expenses in accordance with the Budget, including all necessary governmental applicant and permitting fees. Each such request to Owner shall be accompanied by a copy of the invoice or other reasonably satisfactory evidence of the expense and shall be on the draw request form attached hereto as Exhibit “G” and shall be signed by the General Contractor or other applicable contractor and approved by the Developer. The Owner will disburse one hundred percent (100%) of the amount due based on the status of completion of the Project. In addition, upon the request of Developer in accordance with the requirements of this subparagraph, Owner shall disburse that portion of the funds contained in the Construction Account which relate to work on the Project completed but exceed the amounts previously paid for such work at three (3) intervals: (i) at such time as the Project is twenty-five percent (25%) Complete; (ii) at such time as the Project is fifty percent (50%) Complete; and (iii) at such time as the Project is seventy-five (75%) Complete all as reasonably determined by Owner or Owner’s Inspecting Engineer; all so that (x) as of first such payment, the Construction Account shall contain one hundred twenty percent (120%) of the budgeted cost to complete the remaining seventy-five percent (75%) of the Project, (y) as of second such payment, the Construction Account shall contain one hundred twenty percent (120%) of the budgeted cost to Complete the remaining fifty percent (50%) of the Project; and (z) as of third such payment, the Construction Account shall contain Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00). Notwithstanding anything to the contrary herein, in no event prior to the final disbursement contemplated by Section 10(e) below shall the funds held in the Construction Account be less than Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00). Owner shall be given a minimum of fifteen (15) days notice prior to the time funds are to be advanced in order to allow time for inspection. Owner shall make payment directly to Developer by single payee check within fifteen (15) days after Developer’s request to Owner and delivery by Developer to Owner of the items set forth in Subsection 10.d. below.

(ii) Owner shall have no obligation to fund Net Cost Overruns, but instead, Developer shall be obligated to absorb, incur and pay any and all Net Cost Overruns.

(iii) The balance of the Construction Account, if any, regardless of the cost of Completion of the Project, shall be disbursed to Developer upon Completion of construction and the satisfaction of all requirements of Subsection 10.e. below.

d. All Disbursements. The following shall be conditions precedent to all disbursements:

(i) The Developer shall not be in default in the performance of the terms and provisions of this Agreement.

(ii) Requests for disbursements shall be accompanied by:

(1) A certificate by the Developer that all bills for labor, materials and services then incurred and payable in connection with the Project have been paid or will be paid from the advance being requested, except those being disputed by Developer and for which arrangements reasonably satisfactory to Owner ensuring that no liens or claims will result against the Property have been made or which have been bonded off.

(2) Certificate signed by the Developer, and the Supervising Architect, certifying that the construction of the Project to date has been performed substantially in accordance with the Working Drawings.

(3) An updated title examination report showing any new documents of record which affect Owner’s title to the Property. All costs in connection with said endorsement shall be a Project cost.

(4) A Lien Waiver and Release from General Contractor and all Major Subcontractors, subcontractors and suppliers who have worked on the Project.

e. Final Cost Disbursement. The final cost disbursement shall be made upon: (i) Completion of the Project substantially in accordance with the Working Drawings; (ii) Owner receiving a Final Lien Waiver and Release of Lien from the General Contractor and all contractors, subcontractors and suppliers who worked on the Project in a form reasonably acceptable to Owner and Developer in accordance with the construction lien law of the state of Wisconsin; (iii) written certification signed by the Developer, and Supervising Architect that the Project and all improvements thereon have been completed substantially in accordance with the Working Drawings, (iv) Owner receiving from Developer a title insurance endorsement changing the effective date of Owner’s title insurance policy to the date of Completion of the Project (provided that such endorsement does not require the payment of significant premiums); and (v) Owner receiving from Developer an ALTA As-Built Survey which meets the reasonable requirements of Owner; (vi) upon Owner receiving a copy of an unconditional Certificate of Occupancy for the Project issued by the appropriate governmental authority; and (vii) Developer executing an assignment unconditionally assigning all of Developer’s right, title and interest in and to the Project Plan, the Construction Contract, the Major Subcontract(s), the Permits, the Warranties and all other contracts or documents relating to the development and construction of the Project to Owner as of the date of Completion of the Project, to the extent assignable; provided, however, that Developer shall not be obligated to assign or cause the assignment of the contract with the Supervising Architect; and

provided, further, however, that Developer shall remain as Owner’s agent for the purpose of enforcing any of the rights of Developer and or Owner under all such documents assigned, and that upon request by Developer, Owner shall confirm in writing that Developer is so appointed as Owner’s agent for these purposes and, at Developer’s request and expense, use reasonable efforts to enforce its rights under such assigned instruments. If any punchlist items remain at the time of final disbursement hereunder, Owner shall make said final disbursement to Developer subject to a hold back in the amount of two hundred percent (200%) of the estimated cost to complete the punchlist items, in Owner’s reasonable opinion ( the “Punchlist Escrow”). Should Developer fail to complete the punchlist items within ninety (90) days after the disbursement by Owner under this Subsection, then Owner may exercise reasonable self-help rights upon written notice to Developer of Owner’s intent to do so and may subtract the costs of the same from the Punchlist Escrow. The Punchlist Escrow, if any, shall be disbursed by Owner to Developer upon completion of all punchlist items. This subparagraph (e) shall survive Completion.

11. Use of Funds.

a. Trust Fund. Developer covenants that it will receive all advances hereunder as a trust fund to be used to pay the cost of the Project, or other costs expressly approved in writing by Owner, before using any part of same for any other purpose, but nothing herein shall impose upon the Owner any obligation to see to the proper application of such advance by the Developer.

b. Evidence of Payment. Developer shall furnish to Owner, whenever reasonably requested to do so, reasonably satisfactory evidence showing that all monies theretofore advanced or paid by Owner on account of the Project have actually been paid or applied by the Developer to the payment of the cost of constructing the Project, or such other costs as are contemplated in the Budget, and until such evidence is produced, at the option of the Owner, Owner shall have the right to withhold all sums for which no such evidence is produced from the next disbursement.

c. Default. The Owner shall not be obligated to authorize any disbursements hereunder while any material default exists under the terms of this Agreement; provided, however, that Owner shall make such disbursements if such default has not continued beyond applicable notice and grace periods, if any, and if Developer is endeavoring to cure such default.

12. Developer’s Insurance Requirements.

a. Developer’s Insurance During Construction. Prior to the Effective Date, Developer shall have purchased from and shall maintain throughout the term of this Agreement, or, with respect to item (iv) below, shall have caused the Construction Contractor to maintain throughout the term of this Agreement, with a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located such insurance as will protect Developer and Owner from claims set forth below which may arise out of or result from Developer’s operations under this Agreement, and for which Developer or Owner may be legally liable, as follows:

(i) General Liability: Commercial General Liability with minimum limits of $1,000,000 Per Occurrence; General Aggregate-$2,000,000; Products/Completed Operations Aggregate—$2,000,000; Fire Damage (Any one fire)-$50,000. Limits shall be on a per project & per location aggregate basis and shall name Owner and Lender (if required by contract) as additional insured.

(ii) Automobile Liability: Minimum limits of $1,000,000 combined single limit providing coverage for owned/non-owned autos/hired.

(iii) Excess Liability: Umbrella form with minimum limits of $10,000,000 Each Occurrence; and $10,000,000 Aggregate which shall be excess over the General Liability, Employers Liability and Automobile Liability.

(iv) Statutory Worker’s Compensation and Employers’ Liability: Minimum limits of Each accident $500,000; Disease-Policy Limit $500,000; Disease-Each Employee-$500,000.

b. General Contractor’s Insurance During Construction. In addition to the foregoing, Developer shall cause the General Contractor to maintain insurance on the Project during construction of the Project as follows:

(i) Builder’s Risk Insurance (in completed value, non-reporting form) in an amount not less than the actual replacement value of the improvements exclusive of excavating and not less than one hundred percent (100%) of the contract sum, as may be increased from time to time.

(ii) Automobile Liability insurance with minimum limits of $1,000,000 combined single limit providing coverage for owned/non-owned autos/hired.

(iii) Statutory Worker’s Compensation and Employers’ Liability: Minimum limits of Each accident $500,000; Disease-Policy Limit $500,000; Disease-Each Employee-$500,000.

(iv) Commercial General Liability with minimum limits of $1,000,000 Per Occurrence; General Aggregate - $2,000,000; Products/Completed Operations Aggregate - $2,000,000; Insurance shall be maintained for a minimum period of one (1) year after final payment; Fire Damage (Any one fire) -$50,000; Med. Expense (Any one person)-$5,000. Limits shall be on a per project aggregate basis and shall name Owner, Developer and Lender (if required by required by contract) as additional insured.

(v) Excess Liability: Umbrella form with minimum limits of $10,000,000 Each Occurrence; and $10,000,000 Aggregate which shall be excess over the General Liability, Employers Liability and Automobile Liability.

13. General Insurance Requirements. All insurance to be carried by Owner hereunder shall be carried with an insurance company with a rating of at least A-/VII by A.M. Best or such higher rating required by any institutional lender whose loan is secured by a mortgage on the Property or an assignment of the partnership interests of Owner, and if carried by the Construction Contractor, then with a rating reasonably satisfactory to Owner and/or such institutional lender. Owner shall be identified as an additional insured party on all policies of liability insurance to be carried hereunder. Owner shall be delivered an evidence of property insurance certificate ACORD Form 27 and an certificate of insurance ACORD Form 25 both identifying Owner as an additional insured regarding the liability policy, and shall bear endorsements to the effect that all additional insureds shall be notified not less than thirty (30) days in advance of any termination, expiration, modification or cancellation thereof, and that the insurer has waived the right of recovery from such additional insured. All coverages shall be provided on an occurrence basis and shall be maintained without interruption from the date of commencement of operations under this Agreement until Completion. Owner and Developer each hereby release the other from liability, and shall cause their respective insurers to waive any rights of subrogation against the other, for all claims, loss, damages and expenses to the extent covered by insurance for any reason including the other party’s negligence but excluding willful misconduct.

14. Developer Indemnification. Developer shall indemnify, defend, save, pay, insure and hold Owner, its employees and agents, harmless with respect to any and all suits, claims and liabilities of every kind, nature and description arising out of (i) the construction and development of the Project; (ii) that certain Development Agreement by and between Developer and the Village of Lake Delton, a municipal corporation, dated December 13, 2004; (iii) acts performed by Developer which are outside of the scope of Developer’s authority under this Agreement; or (iv) failure to complete the development and construction of the Project in compliance with the terms hereof; provided, however, that such indemnity shall not apply to suits, claims, or liabilities to the extent arising out of Owner’s negligence or willful misconduct. Such indemnity shall include all reasonable costs and expenses incurred by such indemnitee arising from any such suit, claim or liability, including all reasonable attorneys’ fees. The obligations of this section shall survive for two (2) years after the earliest to occur of the expiration or termination of this Agreement and Completion.

15. Assignment. Developer shall not assign its interest in this Agreement without the prior written consent of Owner, which consent may be granted or withheld in the sole and absolute discretion of Owner. The sale of, assignment of or transfer of any membership interest in Developer or of the beneficial ownership interest in Developer, other than to a wholly-owned subsidiary of Great Wolf Resorts, Inc., shall be considered an assignment hereunder and such sale, assignment or transfer shall not be made without the prior written consent of Owner, which consent may be granted or withheld in the sole and absolute discretion of Owner. Any attempt by Developer to assign or transfer this Agreement, except in accordance herewith, shall be a default hereunder and shall be null and void and of no force or effect. Notwithstanding the foregoing, Owner’s consent shall not be required in connection with any assignment of this Agreement to a party in conjunction with the simultaneous sale by Developer to such party of one hundred percent (100%) of Developer’s partnership interests in CNL Income GW Partnership, LLLP.

16. Default and Remedies.

a. Owner shall be in “default” hereunder if and only if one of the following events shall occur:

(i) If Owner shall fail to release from the Construction Account any amount due hereunder when required and such failure shall continue for fifteen (15) days after notice in writing of such failure.

(ii) If Owner shall materially breach any other material term or covenant of or fail to materially perform any of its other material obligations under this Agreement and the breach or failure shall continue for a thirty-day period after notice in writing of such failure or if such failure cannot be cured with thirty (30) days, Owner shall not be in default hereunder so long as it commences cure within such thirty (30) day period and diligently pursues its completion thereafter to completion.

b. Developer shall be in “default” hereunder if and only if one of the following events shall occur:

(i) If Developer shall fail to pay any amount due hereunder and such failure shall continue for fifteen (15) days after notice in writing of such failure.

(ii) If Developer shall be in default beyond any applicable grace or cure periods under any term or covenant of or fail to perform any of its other obligations under the Construction Contract or any Major Subcontract.

(iii) If any lien is placed against the property in connection with the construction and development of the Project and such lien is not removed of recorded (by bonding or otherwise) within thirty (30) days of Wolf receiving notice of the filing of such lien

(iv) If Developer shall materially breach any other material term or covenant of or fail to materially perform any of its other obligations under this Agreement and the breach or failure shall continue for a thirty-day period after notice in writing of such failure or if such failure cannot be cured with thirty (30) days, Developer shall not be in default hereunder so long as it commences cure within such thirty (30) day period and diligently pursues its completion thereafter to completion.

(v) If Developer shall file in any court, pursuant to any statute of either the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization or arrangement, or for the appointment of a receiver or trustee of all or any portion of the party’s property, or if Developer shall make a general assignment for the benefit of its creditors or petitions for or enters into an arrangement with its creditors.

(vi) If there shall be filed against Developer in any courts pursuant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a portion of such party’s property, which is not stayed or discharged within sixty (60) days.

(vii) If Developer’s interest in the Budget, the Construction Contract, the Major Subcontract(s), any other contract relating to the construction or development of the Project, the Working Drawings, the Project Plan or anything else materially related to the Project shall be seized under any levy, execution, attachment or other process of court.

c. Should Developer default hereunder, in addition to all rights and remedies available at law or equity including an action for damages, Owner shall have the right to (i) seek specific performance, (ii) exercise self-help rights to cure such default and be reimbursed for all costs incurred in connection therewith from the Construction Account, (iii) exercise its rights under the Collateral Assignment and be reimbursed for all costs reasonably incurred in connection therewith from the Construction Account, and/or (iv) terminate this Agreement and retain all amounts in the Construction Account without prejudice to Owner’s right to seek damages available at law (“Termination For Cause”). In the event that Owner elects to exercise its right of Termination For Cause, such termination shall be effective when Owner has delivered to Developer a notice of termination. Nothing herein shall or shall be deemed to restrict any remedies that may be available to any party to the Formation Agreement pursuant thereto or pursuant to any agreement entered into pursuant thereto. The parties hereto acknowledge and agree that any remedies provided hereunder are in addition to, and not in lieu of, such remedies.

d. Should Owner default hereunder, in addition to all rights and remedies available at law or equity including an action for damages, Developer shall have the right to (i) seek specific performance, (ii) terminate this Agreement For Cause and/or (iii) bring an action for damages. In the event that Developer elects to exercise its right of Termination For Cause, such termination shall be effective when Developer has delivered to Owner a notice of termination.

e. Should Owner default in making any payment due hereunder, and such default shall continue beyond the applicable notice and cure period set forth above, interest shall accrue on such payments and shall be due and payable to Developer at the lower of (1) the prime rate of interest on commercial loans made in the United States, as announced by Bank of America, N.A. or its successor from time to time, plus 4.0% per annum (such rate to be adjusted with each change in such prime rate), or (2) the highest rate permitted under applicable law.

17. Joint Venture. This Agreement shall not be deemed to create a joint venture between Owner and Developer for the purpose of the development or construction of the Project, or any other matters contemplated hereunder.

18. No Agency. DEVELOPER IS AN INDEPENDENT CONTRACTOR OF OWNER AND IS NOT AN AGENT OF OWNER. DEVELOPER HAS NO POWER OR AUTHORITY TO BIND OWNER IN ANY MANNER OR FASHION OR TO ANY EXTENT AND AGREES TO SAVE, DEFEND, INDEMNIFY AND INSURE AND HOLD OWNER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSS, COST AND EXPENSE (INCLUDING REASONABLE ATTORNEY FEES) SUFFERED OR INCURRED BY OWNER BASED UPON THE PURPORTED AGENCY OF DEVELOPER OR ANY OTHER THEORY UPON WHICH A THIRD PARTY SEEKS TO HOLD OWNER RESPONSIBLE FOR ACTS OR OMISSIONS OF DEVELOPER.

(Initials)	(Initials)

19. Notices. All notices required or permitted by this Agreement shall be in writing and shall be hand delivered or sent by a nationally recognized overnight courier (such as FedEx) or by facsimile transmission, addressed as follows:

If to Developer:	Great Bear Lodge of Wisconsin Dells, LLC
122 W. Washington Avenue,
Madison, WI 53703
Attention: Mr. Hernan Martinez
Fax:	608/661-4701

With a copy at the same time to:

Great Wolf Resorts
122 W. Washington Avenue – 10th Floor
Madison, Wisconsin 53703
Attention: Michael J. Schroeder, Esq.
Fax: 608/251-6800

If to Owner:	CNL Income GW WI-Del, LP
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801-3336
Attention: Ms. Tammie Quinlan,
Fax: 407/540-2544

With a copy at the same time to:

CNL Income Properties, Inc.
CNL Center at City Commons,
450 South Orange Avenue
Orlando, Florida 32801-3336
Attention: Ms. Amy Sinelli, Esq.,
Corporate Counsel
Fax: 407/540-2544

With a copy at the same time to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801
Attention: William T. Dymond, Esq.
Fax: 407/843-4444

or to such other address as shall, from time to time, be supplied in writing by such party. Any such notice shall be deemed given upon receipt by the addressees if hand delivered or sent by overnight courier (or attempted delivery is refused by the intended recipient thereof), or if sent by facsimile transmission on the day given provided that the party making such delivery receives an electronic confirmation setting forth the proper phone number receiving such facsimile transmission and that the entire transmission has been properly received by the addressee without communication error.

20. Entire Agreement. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the parties hereto with respect to the subject matter hereof, and there are no other written or oral agreements in effect between the parties hereto relating to the subject matter hereof. This Agreement or any part thereof may only be amended or modified by an agreement in writing by both of the parties hereto.

21. Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from the Agreement without affecting the validity of any other provision hereof if the essential provisions of this Agreement for each party remain valid, binding and enforceable.

22. Binding Effect. Except as provided hereinabove, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

23. Waiver. A waiver of any provision hereof or any default hereunder by either party shall be effective only in writing. A waiver of one provision shall not constitute a waiver of any other provision hereof, and a waiver of default shall not apply to any other default whether occurring simultaneously or at a later date.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which if taken together shall constitute one and the same Agreement.

25. Governing Law. The laws of Wisconsin shall govern the validity, performance and enforcement of the Agreement.

26. Headings. The headings of these several paragraphs contained herein are for convenience only and do not define, limit or affect the contents of such paragraphs.

27. Authorization. Each of the parties represents that this Agreement has been duly executed by a partner or officer authorized to bind such party and that this Agreement constitutes the valid, binding and enforceable obligation of such party.

28. Attorney’s Fees. Any party to this Agreement who is the substantially prevailing party in any legal proceeding against any other party brought under or in connection with this Agreement or the subject matter hereof, shall be additionally entitled to recover court costs and reasonable attorney fees, and all other litigation expenses, including deposition costs, travel and expert witness fees from the substantially nonprevailing party.

29. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any addendums or exhibits hereto.

30. Waiver of Trial By Jury. The Developer and the Owner knowingly, voluntarily and intentionally waive the right either may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement contemplated to be executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

31. Force Majeure. If the performance by Owner or Developer of any of its obligations hereunder (the “Obligation”) is delayed by reason of a Force Majeure Event, as defined herein, the period for the commencement or completion thereof shall be extended for a period equal to such delay. A “Force Majeure Event” shall mean an act of God, strike, labor dispute, boycott, riot, insurrection, war, catastrophe, act of the public enemy, or catastrophic weather event directly affecting the Project or the ability of the party responsible for performance hereunder to so perform.

32. Termination. This Agreement and the parties’ obligations hereunder shall terminate upon Completion except for such provisions as are expressly stated to survive.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OWNER:

CNL INCOME GW WI-DEL, LP,
a Delaware limited partnership

By:	CNL INCOME GW WI-DEL GP, LLC,
a Delaware limited liability company,
its General Partner

By:	/s/ Tammie A. Quinlan
Name:	Tammie A. Quinlan
Title:	Executive Vice President

DEVELOPER:

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC, a Delaware limited liability company

By:	/s/ Hernan R. Martinez
Name:	Hernan R. Martinez
Title:	Vice President

EXHIBIT A TO DEVELOPMENT AGREEMENT

LEGAL DESCRIPTION

EXHIBIT B TO DEVELOPMENT AGREEMENT

CONSTRUCTION BUDGET

EXHIBIT C TO DEVELOPMENT AGREEMENT

COLLATERAL ASSIGNMENT OF

CONSTRUCTION CONTRACTS, PERMITS, LICENSES,

WARRANTIES, PLANS, DRAWINGS,

AGREEMENTS OF SALE AND DEPOSITS

THIS COLLATERAL ASSIGNMENT is made this 11 day of October, 2005 by GREAT BEAR LODGE OF WISCONSIN DELLS, LLC, a Delaware limited liability company (“Assignor”) in favor of CNL INCOME GW WI-DEL, LP, a Delaware limited partnership (“Assignee”).

BACKGROUND

Assignor and Assignee have entered into that certain Development Agreement of even date herewith (the “Development Agreement”) for the development and disposition of certain property located in Sauk County, Wisconsin, more particularly described on Exhibit “A” attached hereto and made a part hereof (“Land”).

Assignee has required and Assignor has agreed to assign to Assignee all right, title and interest in all construction contracts, permits, licenses, warranties, plans, drawings, agreements related to the development of the Project (as such term is defined in the Development Agreement).

AGREEMENT

NOW, THEREFORE, for better securing of Assignor’s performance under the Development Agreement and other good and valuable considerations paid to Assignor, the receipt of which is hereby acknowledged, Assignor does hereby assign, grant, bargain and convey to Assignee all of Assignor’s right, title and interest in and to the following, to the extent assignable:

1. All of the contracts and subcontracts now or hereafter existing with respect to the development and construction of the Project, together with all payment and performance bonds securing the obligations thereof including specifically and without limitation those described on Exhibit “B” attached hereto and by this reference incorporated herein and including specifically and without limitation all rights in any and all insurance proceeds.

2. All building permits, plats, surveys, architectural plans and specifications, shop drawings, governmental approvals, licenses, permits, agreements with any utility companies (together with any deposits, impact fees, reservation fees, allocation fees, prepaid fees and charges paid thereon), and all other consents, approvals and rights which it may now or hereafter own with respect to or in connection with the development or construction of the Project.

3. All warranties and guaranties now or hereafter given covering any furniture, equipment, machinery, building supplies and materials, appliances, fixtures and other property now or hereafter constructed or incorporated as part of the Project, including, without limitation, air conditioning, heating and other appliances and equipment.

TO HAVE AND TO HOLD the same unto the Assignee, its successors and assigns for the purpose of further and collaterally securing Assignor’s performance and observance of all of the covenants and obligations of the Assignor under the Development Agreement, and any other documents collateral thereto.

This Assignment is delivered and accepted upon the following terms and conditions:

1. Without the prior written consent of the Assignee in each instance, or as expressly permitted in the Development Agreement, the Assignor will not further sell, transfer, encumber or assign any of the above items, nor amend, modify or waive any of the provisions thereof.

2. This Assignment shall be in full force and effect as of the date hereof but so long as no event of default has occurred under the terms of the Development Agreement, the Assignor shall have a license to exercise the rights granted to Assignor under the Development Agreement.

3. Immediately upon the occurrence of any event of default under the terms of the Development Agreement, the license granted above shall cease and in such event the Assignee is hereby expressly and irrevocably authorized and entitled to exercise all of the rights of the Assignor to receive all of the benefits accruing to the Assignor under the above items.

4. Nothing contained herein shall obligate or be construed to obligate the Assignee to perform or observe any of the covenants or obligations contained in the above items.

5. The Assignor hereby agrees to save, insure, pay, defend, indemnify and hold the Assignee harmless from and against any and all claims, demands, liability, loss, cost, damage and expense, including reasonable attorneys’ fees, which the Assignee may or shall incur under the above items or by reason of this Assignment, by reason of any action taken by the Assignee hereunder, or by reason of any alleged undertaking on the Assignee’s part to perform or observe any of the covenants or obligations contained in the above items.

6. No delay by the Assignee in exercising any of its rights or remedies hereunder for any period of time, or at any time or times, shall be deemed to constitute a waiver or to preclude the exercise of any such rights or remedies. The rights and remedies of the Assignee hereunder are cumulative and are not in lieu of but are in addition to any other rights and remedies which the Assignee shall have under or by virtue of the Development Agreement, and any other document collateral thereto, or as otherwise provided by law and may be exercised from time to time as often as such exercise is deemed expedient.

7. The Assignor agrees to execute and deliver to the Assignee, at any time or times during which this Assignment is in effect, such further instruments as the Assignee may reasonably deem useful to make effective this Assignment and the various covenants, obligations and agreements of the Assignor contained herein.

8. No change, amendment, modification, cancellation or discharge hereof, or of any part hereof, shall be valid unless the Assignee shall have consented thereto in writing.

9. The terms, covenants and conditions contained herein shall be binding upon the Assignor, its successors and assigns and shall inure to the benefit of the parties, its successors and assigns and all subsequent owners of the Land.

This Assignment is a security agreement under the Uniform Commercial Code for the purpose of creating a lien on the personal property described herein.

This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Assignor has duly executed this Assignment on the day and year first above written.

ASSIGNOR:

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC, a Delaware limited liability company

By:	/s/ Hernan R. Martinez
Name:	Hernan R. Martinez
Title:	Vice President

ASSIGNEE:

CNL INCOME GW WI-DEL, LP,
a Delaware limited partnership

By:	CNL INCOME GW WI-DEL GP, LLC,
a Delaware limited liability company,
its General Partner

By:	/s/ Tammie A. Quinlan
Name:	Tammie A. Quinlan
Title:	Executive Vice President

EXHIBIT “A”

TO COLLATERAL ASSIGNMENT

DESCRIPTION OF PROPERTY

EXHIBIT D TO DEVELOPMENT AGREEMENT

CONSTRUCTION CONTRACT

1. Abbreviated Standard Form of Agreement between Owner and Architect (B151) dated as of May 25, 2005 between Great Wolf Resorts, Inc. and Architectural Design Consultants, Inc., as amended by Amendment to the Professional Services Agreement (G606) dated as of August 4, 2005 and by letter agreement dated as of August 9, 2005.

2. Standard form of Agreement between Owner and Contractor (A101) dated as of June 24, 2005 between Great Bear Lodge of Wisconsin Dells, LLC and Kraemer Brothers, LLC

3. Standard Form of Agreement between Owner and Design/Builder (A191) dated as of July 6, 2005 between Great Wolf Lodge of Wisconsin Dells, LLC and Neuman Pools, Inc.

4. Standard Form of Agreement between Owner and Design-Builder (A141) dated as of September 26, 2005 between The Great Lakes Companies, Inc. (to whose interest Great Lakes Services, LLC succeeded to by merger) and Weber Group Inc.

5. Great Wolf Lodge Childrens Activity Pool Interactive Wetscape Purchase Agreement dated as of May 27, 2005 between Great Bear Lodge of Wisconsin Dells, LLC and Funtraptions, Inc.

6. Commercial Insurance Policy issued by Travelers Property Casualty Company of America (issue date 8/16/05)

EXHIBIT E TO DEVELOPMENT AGREEMENT

PROJECT SCHEDULE

EXHIBIT F TO DEVELOPMENT AGREEMENT

FINAL PLAN

EXHIBIT G TO DEVELOPMENT AGREEMENT

FORM OF DRAW REQUEST

[Requests shall be on the form attached hereto, with such modifications as may be required to comport with the requirements of the Development Agreement.]